UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2018

CarGurus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38233	04-3843478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Canal Park, 4th Floor

Cambridge, Massachusetts 02141

(Address of principal executive offices)

(zip code)

Registrant’s telephone number, including area code: 617-354-0068

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On June 5, 2018, the Board of Directors (the “Board”) of CarGurus, Inc. (the “Company”) increased the size of the Board from six to seven directors and filled the newly created vacancy on the Board by appointing Steven Conine to the Board as a Class II director, effective immediately. The terms of Class II directors expire at the Company’s annual meeting of stockholders to be held in 2019 or upon the election and qualification of successor directors. Mr. Conine was also appointed to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”). The Board has determined that Mr. Conine is an independent director in accordance with applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market.

Mr. Conine is the co-founder of Wayfair Inc. (“Wayfair”) and has served as a director of Wayfair since 2002. He previously served as Wayfair’s Chief Technology Officer from 2002 until 2015. Prior to founding Wayfair, Mr. Conine served as Chief Technology Officer for Simplify Mobile Corporation, an enterprise software company he co-founded in 2001, Chief Operating Officer for the London office of iXL Enterprises, Inc. from 1999 to 2000, and Chief Technology Officer of Spinners Incorporated, an IT consulting company he co-founded, from 1995 to 1998. Mr. Conine received a Bachelor of Science degree from Cornell University.

Mr. Conine will be compensated in accordance with the Company’s non-employee director compensation program, which is described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2018. Pursuant to this compensation program, Mr. Conine will receive an annual cash retainer of $35,000 for his service on the Board and $5,000 for his service on the Compensation Committee. Such amounts will be prorated based on his expected service during the fiscal year. In addition, upon his appointment to the Board, Mr. Conine was awarded 4,492 restricted stock units (“RSUs”) under the Company’s Omnibus Equity Incentive Plan and evidenced on the Company’s standard restricted stock unit agreement for non-employee directors, a form of which has been previously filed with the SEC. The RSUs are subject to a service-based vesting requirement, vesting in full on the first anniversary of the date of grant. In addition, the RSUs will vest in full upon a change of control of the Company, provided that Mr. Conine continues to provide services to the Company until the effective date of such change of control.

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Conine had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Conine and any other person pursuant to which Mr. Conine was selected as a director of the Company.

In addition, Mr. Conine and the Company will enter into the Company’s standard indemnification agreement, a form of which has been previously filed with the SEC.

Item 7.01	Regulation FD Disclosure.

On June 7, 2018, the Company issued a press release announcing Mr. Conine’s appointment to the Board. The full text of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and in the press release attached hereto as Exhibit 99.1 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	CarGurus, Inc. Press Release issued on June 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2018	CarGurus, Inc.
(Registrant)

/s/ Kathleen B. Patton
Name: Kathleen B. Patton
Title: Senior Vice President, General Counsel and Secretary